Exhibit 16

May 31, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Transgenomic, Inc.’s Form 8-K/A dated May 31, 2007, and have the following comments:

1.	We agree with the statements made in section (a).

2.	We have no basis on which to agree or disagree with the statements made in section (b).

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska